                                                                 EXHIBIT 4(b)(6)
                        TRUST INDENTURE SUPPLEMENT NO. 1
                             (UTC TRUST NO. 1998-A)
                                     (L-15)

         This Indenture Supplement No. 1 (UTC Trust No. 1998-A), dated March 30, 1998 (this "Indenture Supplement"), of Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as trustee (the "Owner Trustee") under the Trust Agreement (UTC Trust No. 1998-A), dated March 30, 1998 (the "Trust Agreement"), between the Owner Trustee in its individual capacity and FNBC Leasing Corporation, a Delaware corporation, as Owner
Participant:

                                   WITNESSETH:

         WHEREAS, the Trust Indenture and Security Agreement (UTC Trust No. 1998-A) (L-15) dated March 30, 1998 (the "Indenture"), between the Owner Trustee and Harris Trust and Savings Bank, as Indenture Trustee (the "Indenture Trustee"), provides for the execution and delivery of Indenture Supplements thereto substantially in the form hereof each of which shall particularly describe the Units covered by a related Lease Supplement under the Lease, by having attached thereto a copy of such related Lease Supplement, and shall specifically mortgage such Units to the Indenture Trustee;

         WHEREAS, the Indenture includes the Units described in the copy of Lease Supplement No. 1 attached hereto and made a part hereof; and

         WHEREAS, an executed counterpart of the Indenture is attached to this Indenture Supplement;

         NOW, THEREFORE, in order to secure the prompt payment of the principal of, and Make-Whole Amount, if any, and interest on all of the Equipment Notes from time to time outstanding under the Indenture and the performance and observance by the Owner Trustee of all the agreements, covenants and provisions in the Indenture for the benefit of the holders of the Equipment Notes and in the Equipment Notes, subject to the terms and conditions of the Indenture, and in consideration of the premises and of the covenants contained in the Indenture and of the acceptance of the Equipment Notes by the holders thereof, and of the sum of $1.00 paid to the Owner Trustee by the Indenture Trustee at or before the delivery hereof, the receipt whereof is hereby acknowledged, the Owner Trustee
(i) has sold, assigned, transferred, pledged and confirmed, and does hereby sell, assign, transfer, pledge and confirm, a security interest in and mortgage lien on all right, title and interest of the Owner Trustee in and to the property comprising the Equipment described in the copy of Lease Supplement No. 1 attached hereto, and (ii) has sold, assigned, transferred and set over, a security interest in and mortgage lien on all of the right, title and interest of the Owner Trustee under, in and to such Lease Supplement (excluding, however, any rights to Excepted Property thereunder), referred to above, to the Indenture Trustee, its successors and assigns, in the trust created by the Indenture for the benefit of the holders from time to time of the Equipment Notes.

         To have and to hold all and singular the aforesaid property unto the Indenture Trustee, its successors and assigns, in trust for the benefit and security of the holders from time to time of the Equipment Notes and for the uses and purposes and subject to the terms and provisions set forth in the Indenture.

         It is the intention of the parties hereto that all Equipment Notes issued and outstanding under this Indenture Supplement rank on a parity with each other Equipment Note and with each other series of the Equipment Notes and that, as to each other Equipment Note of and each other series of the Equipment Notes, they be secured equally and ratably by the collateral described herein, without preference, priority or distinction of any one thereof over any other by reason of difference in time of issuance or otherwise, and that each such Equipment Note be entitled to the same benefits and security in the Indenture and this Indenture Supplement as each other.

         The Equipment Notes issued under this Indenture Supplement shall be designated as Equipment Notes 1998-A. The Equipment Notes shall be substantially in the form set forth in Section 2.01 of the Indenture. The Equipment Notes issued under this Indenture Supplement shall be dated the date of issuance thereof, shall be issued in the maturities and principal amounts and shall bear interest as specified in Exhibit A hereto. The principal of each Equipment Note shall be payable on January 2 of each year, commencing January 2, 2000, and thereafter to and including January 2, 2014, but excluding January 2, 2009.

         This Supplement shall be construed as supplemental to the Indenture and shall form a part of it, and the Indenture is hereby incorporated by reference herein and is hereby ratified, approved and confirmed.

         This Supplement may be executed by the Owner Trustee in separate counterparts, each of which when so executed and delivered is an original, but all such counterparts shall together constitute but one and the same Supplement.

         AND FURTHER, the Owner Trustee hereby acknowledges that the Equipment referred to in the aforesaid Lease Supplement attached hereto and made a part hereof has been delivered to the Owner Trustee and is included in the property of the Owner Trustee covered by all the terms and conditions of the Trust Agreement, subject to the pledge or mortgage thereof under the Indenture.

         IN WITNESS WHEREOF, the Owner Trustee has caused this Indenture Supplement to be duly executed by one of its duly authorized officers, on the day and year first above written.


                                        WILMINGTON TRUST COMPANY,
                                        not in its individual capacity, but
                                        solely as Owner Trustee



                                        By: /s/ James P. Lawler
                                           -------------------------------------
                                        Name: James P. Lawler
                                        Title: Vice President

State of Delaware   )
                    ) SS
County of New Castle)



         On this 24th day of March, 1998, before me personally appeared
James P. Lawler, to me personally known, who being by me duly sworn, say that he is Vice President of Wilmington Trust Company, that said instrument was signed on such date on behalf of said corporation by authority of its Board of Directors, and he or she acknowledged that the execution of the foregoing instrument was the free act and deed of said corporation.




                                         /s/ Patricia Pierce
                                         ---------------------------------------
                                         Notary Public

[Notarial Seal]

My commission expires: August 22, 2000

                                                                       EXHIBIT A



                            TERMS OF EQUIPMENT NOTES


                          Principal Amount               Interest Rate            Final Maturity
                          ----------------               -------------            --------------
Note A-1                       $61,061,000                   6.57%                January 2, 2013

Note A-2                         6,036,000                   6.57%                January 2, 2014


                                       B-1